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BNY WESTERN TRUST COMPANY
Statement of Financial Condition
As of October 31, 2001

10/31/2001
ASSETS
Cash and due from banks	$5,190,627
Investment securities, U.S. Treasury Notes at cost, net of unamortized purchase premium	3,329,420
Federal Funds sold	11,000,000
Securities purchased under resale agreements	66,000,000
Fixed assets-net	1,313,845
Receivables and other assets	11,004,975
Goodwill (net)	177,910,446

TOTAL ASSETS	$275,749,313

LIABILITIES
Demand Deposits, Trust Dept. Funds, Official Checks & Other Deposits	$4,537,103
Time and Other Savings Deposits	615,672
Accrued Expenses and Reserve for Income Taxes	12,414,470
Promissory Note to BNY Co. Inc.	28,000,000
Other Liabilities	469,871

TOTAL LIABILITIES	$46,037,116

SHAREHOLDERS' EQUITY
Common Stock, no par value; authorized and outstanding, 1,000 shares	$1,000,000
Contributed Surplus	199,205,032
Retained Earnings	29,507,165

TOTAL SHAREHOLDERS' EQUITY	$229,712,197

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$275,749,313

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BNY WESTERN TRUST COMPANY Statement of Financial Condition As of October 31, 2001